PIONEER

Headquarters
652 Albany Shaker Rd.
Albany, NY 12211

P. 518.730.3000
F. 518.730.3981

pioneerny.com

August 8, 2022

Nextridge Inc
ANS Advanced Network Services, LLC

Re: Commitment Letter – Pioneer Bank

Dear Mr. Paul Fettuccia

I am pleased to inform you that Pioneer Bank (the "Bank") has approved the following loan facilities subject to the hereinafter described conditions (the "Commitment"):

Facility #1 : Commercial Line of Credit

Borrower: Nextridge Inc. and ANS Advanced Network Services, LLC

Guarantors: Charge Enterprises, Inc. and Charge Infrastructure Holdings, Inc.

Loan Amount: $8,000,000.00.

Purpose: Modification to existing line of credit #91220557

Interest Rate: Floating at the Prime Rate (as defined within the Wall Street Journal)

Interest Rate Floor: There shall be a minimum interest rate of 5.00% at all times.

Advances: Advances under the line of credit are formula based, limited to 70% of eligible accounts receivable, less 90 days (excluding intercompany receivables) plus 50% of the company's work in progress. A monthly borrowing base certificate is required, accompanied by an accounts receivable aging and a work in progress report. In addition, the company is required to provide quarterly interims; balance sheet and P&L statements. Additionally, it bears noting that the line is tied to a sweep account.

Payments: Monthly payments of interest only shall be due and owing.

Loan Term: Due on Demand, renewable annually. Review date: 10/31/23.

Amortization: Not applicable.

Prepayment Penalty: Not applicable.

Collateral: First security interest in all assets of Nextridge, Inc. and ANS Advanced Network Services, LLC

Commitment Fee: $10,000.00

Covenants: The following covenants will be measured on a combined basis for Nextridge, Inc. and ANS at each FYE, beginning with FYE 2022, with Consolidating Financial Statements:

- Minimum DSCR of 1.20:1 to be measured at year end. The debt service coverage is calculated as net income plus depreciation, amortization and interest expense less distributions divided by the prior year current portion of long term debt and interest expense paid on all debts, adjusting for non-cash and nonrecurring income or expense items.
- Maximum Debt/Tangible Net Worth of 3.00:1 to be measured at year end. The Debt to TNW is calculated as total liabilities divided by tangible net worth less all intercompany and related party receivables and notes.

Closing Conditions:

1. Receipt of items requested by Bank's counsel (under separate cover).
2. Entity documents for the Borrowers.
3. Evidence of suitable policies of hazard and liability insurance.
4. Receipt of an opinion of Borrower and Guarantor's counsel sufficient to the Bank.
5. Other items that the Bank may request in is discretion.

Other Conditions: None

Ongoing Conditions:

- Annual submission of Financial Statements within 120 days of calendar year end for Nextridge, Inc. and ANS Advance Network Services, LLC.

- Monthly submission of a borrowing base certificate, verifying that the line of credit is in compliance with the following terms: the total unpaid principal outstanding on the line cannot exceed the lesser of: (i) the Line of Credit Limit or (ii) 70% of eligible account receivables aged less than 90-days (excluding intercompany receivables) for Nextridge, Inc. and ANS Advanced Network Services, LLC, plus 50% of Work in Progress (net amount of Over Billings and Under Billings) for ANS Advanced Network Services, LLC. In addition, monthly submission of AR aging report and WIP report for Nextridge Inc. and ANS Advanced Network Services, LLC.

- Quarterly submission of Nextridge, Inc. and ANS Advance Network Services, LLC balance sheet, P&L statement, and Accounts Payable aging report.

- Within 120 days of FYE or when published as per the SEC reporting requirements for publically traded companies, Charge Enterprises, Inc. will provide financial statements annually acceptable to the Bank. The 10K will include Audited Consolidated financial statements on Charge Enterprises, Inc. and Subsidiaries.

- Quarterly submission of a company prepared liquidity statement for Charge Enterprises, Inc.

- Restricted Payments – The Borrowers are restricted from making any related party loans or distributions to its parent company or any affiliates which would result in violation of their minimum debt service coverage ratio requirements.

Facility #2 : Capex Line of Credit

Borrower: Nextridge, Inc. and ANS Advance Network Services, LLC

Guarantors: Charge Enterprises, Inc. and Charge Infrastructure Holdings, Inc.

Loan: $750,000.00.

Purpose: Renewal of existing CAPEX facility.

Interest Rate: Floating at the Prime Rate. The term out rate will be fixed at the then 5/5 FHLBNY + 2.25%.

Interest Rate Floor: N.A.

Payments: Advances up to $750,000 will be allowed over the one year term. Upon maturity the balance will convert into a term loan. The line is subject to monthly interest only payments. Advances will be made upon receipt of supporting documentation satisfactory to the Bank and the reason for said advance. The maximum advance amount is 90% of the purchaser price of the item being purchased excluding sales tax. Term loan pricing will be set at conversion at the then 5/5 FHLBNY +2.25% for a maximum of five years, fully amortizing.

Loan Term: 1 year term, renewable annually, review date 10/31/2023

Amortization: Not applicable

Prepayment Penalty: Not applicable

Collateral: Advances under the line to be secured by specific UCC liens or MV900 on specific equipment to be purchased.

Commitment Fee: $500.00 per term loan payable at conversion.

Covenants: Same as facility #1.

Closing requirements:

- Receipt of items requested of closing counsel
- The line will be secured by specific equipment/vehicles purchased under the line with a maximum advance rate of 90% of the purchase price, excluding sales tax.

Ongoing closing conditions: Same as facility #1.

Conditions Applicable To All Facilities:

Non-Assignability Of Commitment: This Commitment is made exclusively to the Borrowers referred to herein and is not assignable nor transferable voluntarily or involuntarily by the Borrowers and any such assignment or transfer shall be null and void and shall result in this Commitment being automatically and simultaneously terminated.

Commitment Expiration: This Commitment is open for acceptance until 5:00 P.M. eastern time on September 1, 2022. If it is not accepted and returned to the Bank by that date, the Commitment shall immediately become null and void without further notice.

Date of Closing:	The closing shall occur on or before October 1, 2022 or this Commitment shall immediately become null and void without further notice unless extended in writing by the Bank.
Late Charges:	Six percent (6%) of each dollar of any delinquent payment not paid within fourteen (14) days after its due date.
Default Rate:	In the event of any default, at the option of the Bank, the rate of interest shall be adjusted to the default rate of interest which shall be equal to four (4%) percentage points above then applicable interest rate.
Expenses:	The Borrowers shall pay all costs and expenses associated with the loans including (by way of illustration and not limitation): legal fees, mortgage recording taxes and fees, title insurance costs, survey fees, appraisal fees, environmental audit and site inspection fees, and any and all other costs of the Bank in connection with this Commitment and the closing of the loans regardless of whether the loans close.

On-Going Conditions (all facilities):

- All credit facilities will be cross-defaulted and cross-collateralized.
- Compliance with all financial covenants set forth herein.
- Until the loans are paid in full, the Borrowers shall not, without the prior written consent of the Bank, create, effect, consent to, attempt, contract for, agree to make, suffer or permit any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation of the loan collateral or their assets.
- There being no material adverse change in Borrower's and/or any Guarantors' financial condition.

In the event of the occurrence and continuance on or after the date hereof, of any event or condition which the Bank reasonably believes would or might (1) have any material adverse effect on a Borrowers, any of guarantor, any of the collateral, or the business, assets and/or financial condition of a Borrower or a guarantor; (2) render the collateral less valuable than the Bank had determined it to be; or (3) cause to the Bank to deem itself insecure in making any credit facility available hereunder, the Bank shall be free to unilaterally terminate this Commitment without further obligation.

No statements, agreements or representations, oral or written, that may have been made either by the Bank or by an employee, agent or broker acting on behalf of the Bank with respect to this Commitment or the loans described herein, shall be of any force or effect except to the extent stated in this letter, and all prior agreements and representations with respect to this letter and the loans are merged herein so that this letter shall contain the entire agreement with respect to the loans. This letter may not be changed, except by written agreement signed by the parties hereto.

The Bank's obligation under this Commitment shall be subject to the satisfactory compliance by the Borrower and Guarantors with all of the conditions contained herein. The issuance of this Commitment shall not prejudice the Bank's rights of review and approval, including without limitation, with respect to leases, documents and materials heretofore delivered to the Bank by or on behalf of the Borrowers. This Commitment shall not be binding upon the Bank unless it is accepted in writing and returned to the Bank before the Commitment Expiration.

Bank Attorney: All documents and other matters relating to or arising out of this Commitment will be subject to the approval of the Bank attorney:

Mathew P. Barry
Harris Beach PLLC
677 Broadway
Albany, New York 12207
518-701-2768
mbarry@harrisbeach.com

Very truly yours,
PIONEER BANK

BY: *Tara Toomajian*
Tara Toomajian
Vice President, Business Banking Relationship Manager

AGREED, ACCEPTED AND ACKNOWLEDGED

this 25 day of August 2022.

BORROWER **Nextridge Inc**

By: DocuSigned by: Paul Fettuccia

Name/Title: Paul Fettuccia, President & CEO

BORROWER **ANS Advanced Network Services, LLC**

By: DocuSigned by: Paul Fettuccia

Name/Title: Paul Fettuccia, President & CEO

GUARANTOR: Charge Enterprises, Inc.

By: DocuSigned by: Craig Denson

Name/Title: Craig Denson, COO & CCO

GUARANTOR: Charge Infrastructure Holdings, Inc.

By: DocuSigned by: Craig Denson

Name/Title: Craig Denson, President

Please provide your attorney's contact information:

Name: James Smith, Esq. - Archer & Greiner

Phone: 917-806-7675

Email: jsmith@archerlaw.com